Exhibit 5.2

MUNGER, TOLLES & OLSON LLP

355 SOUTH GRAND AVENUE

35TH FLOOR

LOS ANGELES, CALIFORNIA 90017

(213) 683-9100

February 1, 2012

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-176930)

Ladies and Gentlemen:

We have acted as counsel for KB Home, a Delaware corporation (the “Company”), in connection with the Company’s filing of the Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (with such amendment, the “Registration Statement”) on or about the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the potential issuance and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus, of, among other securities, (i) the Company’s debt securities (the “Debt Securities”) and (ii) guarantees of the Debt Securities by the Guarantors (as such term is defined below), including guarantees of the Debt Securities by the New Guarantors (as such term is defined below) (the “New Guarantees” and, together with Debt Securities, “Securities”).

We have also acted as counsel to KB HOME Sacramento Inc., a California corporation, KB HOME South Bay Inc., a California corporation, KB HOME Tampa LLC, a Delaware limited liability company, KB HOME Fort Myers LLC, a Delaware limited liability company,

KB Home

February 1, 2012

KB HOME Treasure Coast LLC, a Delaware limited liability company, KB HOME Las Vegas Inc., a Nevada corporation, KB HOME Nevada Inc., a Nevada corporation, and KB HOME Reno Inc., a Nevada corporation (collectively, the “New Guarantors,” and each, a “New Guarantor”), as well as KB HOME Coastal Inc., a California corporation, KB HOME Greater Los Angeles Inc., a California corporation, and KB HOME Orlando LLC, a Delaware limited liability company (collectively, with the New Guarantors, the “Guarantors”), in connection with the registration on the Registration Statement of the sale by the Guarantors of their guarantees (the “Guarantees”) of the Debt Securities.

The Debt Securities may be convertible or exchangeable for securities of the Company or another issuer. The Debt Securities and Guarantees will be issued under (i) the indenture, dated as of January 28, 2004, as amended on June 30, 2004, May 1, 2006, November 9, 2006, August 17, 2007, and January 30, 2012 between the Company, the Guarantors and U.S. Bank National Association (successor in interest to SunTrust Bank), as Trustee (the “Senior Indenture”), (ii) the form of Senior Subordinated Indenture, presently undated (the “Senior Subordinated Indenture”), filed as exhibit 4.12 to the Registration Statement, or (iii) the form of Subordinated Indenture, presently undated (the “Subordinated Indenture”), filed as exhibit 4.14 to the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied, without independent verification, on the Company’s filings, including any exhibits thereto, with the Commission. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We render this opinion only with respect to, and express no opinion herein concerning, the application or effect of the laws of any jurisdiction other than the laws of the State of New York as in effect as of this date.

Based upon foregoing, we are of the opinion that:

1. For Debt Securities and New Guarantees issued pursuant to the Senior Indenture, upon the due authorization and establishment of the specific terms of a particular Debt Security and New Guarantee in accordance with such Senior Indenture, and when such Debt Security and New Guarantee have been duly authorized, executed, authenticated, issued and delivered in accordance with such Senior Indenture and duly delivered to the purchasers thereof, against receipt of consideration therefor in accordance with the applicable underwriting or other agreement for purchase and sale, each New Guarantee will constitute the valid and binding obligation of each New Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

2. For Debt Securities and New Guarantees issued pursuant to the Senior Subordinated Indenture or the Subordinated Indenture, as the case may be, following the

KB Home

February 1, 2012

execution and delivery of the Senior Subordinated Indenture or the Subordinated Indenture, as the case may be, by the Company, the Guarantors and a duly appointed trustee, upon the due authorization and establishment of the specific terms of a particular Debt Security and New Guarantee in accordance with the Senior Subordinated Indenture or the Subordinated Indenture, as applicable, and when such Debt Security and New Guarantee have each been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable indenture and duly delivered to the purchasers thereof, against receipt of consideration therefor in accordance with the applicable underwriting or other agreement for purchase and sale, each New Guarantee will constitute the valid and binding obligation of each New Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any such Security, (a) the Company’s Board of Directors and each Guarantor’s Board of Directors, Member or Manager shall have each duly established the terms of such Security and duly authorized the issuance and sale of such Security, in each case in accordance with applicable law, and such authorization shall not have been modified or rescinded; (b) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (c) the Senior Indenture shall have been duly authorized, executed, authenticated and delivered by the applicable Trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended; (d) the Senior Subordinated Indenture and the Subordinated Indenture shall have each been duly authorized, executed, authenticated and delivered by the Company, the Guarantors and the applicable trustee in accordance with applicable law and shall have been qualified under the Trust Indenture Act of 1939, as amended; (e) there will not have occurred any change in law affecting the validity or enforceability of such Security; and (f) in connection with the issuance and sale of Debt Securities convertible into or exchangeable for securities of another issuer, such other issuer shall have taken any and all necessary and appropriate steps to enable the Company lawfully to deliver securities, and, if applicable, a prospectus related thereto, of such other issuer upon such conversion or exchange.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name and the discussion of our opinion under the caption “Legal Matters” in the Registration Statement and the related Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP